Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2019

Announces definitive agreements to acquire Fox Restaurant Concepts and remaining interest in North Italia; Reinforces leadership position in experiential dining

CALABASAS HILLS, Calif., — July 31, 2019 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2019, which ended on July 2, 2019.

Total revenues were $602.6 million in the second quarter of fiscal 2019 compared to $587.3 million in the second quarter of fiscal 2018. Net income and diluted net income per share were $35.5 million and $0.79, respectively, in the second quarter of fiscal 2019.

Excluding the after-tax impact of the $1.2 million loss on the Company’s minority investments, net income and diluted net income per share for the second quarter of fiscal 2019 would have been $36.7 million and $0.82, respectively. Please see the Company’s reconciliation of non-GAAP financial measures at the end of this release.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.0% in the second quarter of fiscal 2019.

In a separate press release issued this afternoon, the Company also announced that it has entered into definitive agreements to acquire Fox Restaurant Concepts (“FRC”) and the remaining interest in North Italia, reinforcing its leadership position in experiential dining. Each of the North Italia and FRC transactions is subject to the expiration of the applicable Hart-Scott-Rodino Act waiting period and other customary closing conditions, and is expected to close around the end of the third quarter of fiscal 2019.

“Adjusted earnings per share was within our expectations, supported by solid operational execution during the quarter,” said David Overton, Chairman and Chief Executive Officer. “This performance was in spite of a soft restaurant industry sales environment in which we continued to outperform.”

Overton continued, “Our strong cash flow profile enables us to continue to execute a balanced capital allocation strategy that we believe will generate the best returns for our shareholders. We increased our dividend for the seventh consecutive year, continued to execute on our share repurchase program and are positioned to drive long-term profitable growth with today’s announcement of our plans to bring together North Italia and Fox Restaurant Concepts with The Cheesecake Factory, to reinforce our leadership position in experiential dining. We

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

believe we will be even better positioned to provide our guests with exceptional dining experiences, offer growth opportunities for our respective teams and maximize long-term value for our shareholders.”

Development

The Company now expects to open as many as five Cheesecake Factory restaurants in fiscal 2019, including the Oxnard, California location that opened during the second quarter.

During fiscal 2019, the Company continues to expect as many as five restaurants to open internationally under licensing agreements. This includes the third location in Saudi Arabia, which opened during the second quarter.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.36 per share of the Company’s common stock, representing a 9% increase. The dividend is payable on August 27, 2019 to shareholders of record at the close of business on August 14, 2019.

During the second quarter of fiscal 2019, the Company repurchased approximately 606,000 shares of its common stock at a cost of $28.1 million.

Subsequent to quarter-end, the Company closed on an upsized $400 million revolving credit facility to support the funding of the referenced transactions.

Conference Call and Webcast

The Company will hold a conference call to review its results for the second quarter of fiscal 2019 and discuss the North Italia and FRC transactions today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through August 30, 2019. An accompanying presentation related to the North Italia and FRC acquisitions can be downloaded from the Company’s website at investors.thecheesecakefactory.com.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale, casual-dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 219 restaurants throughout the United States, including Puerto Rico and Canada, comprised of 202 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; two restaurants under the RockSugar Southeast Asian Kitchen® mark and one restaurant under the Social Monk Asian Kitchen® mark. Internationally, 22 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2019, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the sixth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

From FORTUNE. ©2019 Fortune Media IP Limited. FORTUNE 100 Best Companies to Work For is a trademark of Fortune Media IP Limited and is used under license. FORTUNE and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Licensee.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding the planned acquisitions of North Italia and FRC, reinforcing the Company’s leadership position in experiential dining, the Company’s strong cash flow profile enabling it to continue to execute a balanced capital allocation strategy, the Company’s beliefs regarding generation of the best returns for shareholders, the Company’s position to drive long-term profitable growth, provide guests with exceptional dining experiences, offer growth opportunities to the Company’s and FRC’s teams and maximize long-term value for shareholders, and expectations regarding restaurant openings. Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as “believe,” “plan,” “will likely result,” “expect,” “intend,” “will continue,” “is anticipated,” “estimate,” “project,” “may,” “could,” “would,” “should” and similar expressions. These statements are based on current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. These forward-looking statements may be affected by factors outside of the Company’s control including: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements to acquire North Italia and FRC; the possibility that various closing conditions for the acquisitions of North Italia and FRC may not be satisfied or waived; the possibility of a failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; the failure of the acquisitions to close for any other reason; the amount of fees and expenses related to the acquisitions; economic and political conditions that impact consumer confidence and spending; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of the North Italia, Flower Child, Social Monk Asian Kitchen and other concepts; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; changes in laws impacting the Company’s business, including increases in minimum wages and benefit costs; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risk, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	July 2, 2019		July 3, 2018		July 2, 2019		July 3, 2018
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues
Consolidated Statements of Income
Revenues	$602,645	100.0%	$587,319	100.0%	$1,202,126	100.0%	$1,172,016	100.0%
Costs and expenses:
Cost of sales	134,438	22.3%	131,671	22.5%	270,625	22.5%	265,891	22.7%
Labor expenses	217,921	36.2%	211,408	36.0%	435,231	36.2%	420,983	35.9%
Other operating costs and expenses	149,106	24.7%	140,515	23.9%	302,327	25.1%	285,491	24.4%
General and administrative expenses	37,247	6.2%	41,423	7.1%	76,370	6.4%	80,697	6.9%
Depreciation and amortization expenses	21,659	3.5%	23,727	4.0%	43,021	3.6%	47,729	4.1%
Impairment of assets and lease terminations	—	0.0%	2,583	0.4%	—	0.0%	2,583	0.2%
Preopening costs	2,175	0.4%	1,449	0.2%	4,305	0.4%	2,548	0.2%
Total costs and expenses	562,546	93.3%	552,776	94.1%	1,131,879	94.2%	1,105,922	94.4%
Income from operations	40,099	6.7%	34,543	5.9%	70,247	5.8%	66,094	5.6%
Loss on investment in unconsolidated affiliates	(1,644)	(0.3)%	(1,039)	(0.2)%	(3,094)	(0.2)%	(1,128)	(0.1)%
Interest and other expense, net	(25)	(0.0)%	(1,869)	(0.3)%	(23)	(0.0)%	(3,286)	(0.3)%
Income before income taxes	38,430	6.4%	31,635	5.4%	67,130	5.6%	61,680	5.2%
Income tax provision	2,920	0.5%	3,282	0.6%	4,636	0.4%	7,298	0.6%
Net income	$35,510	5.9%	$28,353	4.8%	$62,494	5.2%	$54,382	4.6%

Basic net income per share	$0.80		$0.62		$1.41		$1.20
Basic weighted average shares outstanding	44,165		45,383		44,210		45,467

Diluted net income per share	$0.79		$0.61		$1.39		$1.17
Diluted weighted average shares outstanding	44,786		46,426		44,871		46,469

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$551,519		$536,593		$1,100,152		$1,071,715
Other	51,126		50,726		101,974		100,301
Total	$602,645		$587,319		$1,202,126		$1,172,016

Income/(loss) from operations:
The Cheesecake Factory restaurants	$68,988		$69,376		$130,232		$130,942
Other	5,703		4,496		11,028		10,858
Corporate	(34,592)		(39,329)		(71,013)		(75,706)
Total	$40,099		$34,543		$70,247		$66,094

Selected Consolidated Balance Sheet Information	July 2, 2019 (1)	January 1, 2019
Cash and cash equivalents	$22,604	$26,578
Total assets	2,073,790	1,314,133
Total liabilities	1,533,511	743,074
Stockholders’ equity	540,279	571,059

(1) Adoption of the new lease accounting standard (ASC 842) at January 2, 2019, resulted in the increase of lease-related assets and liabilities of $975.1 million and $1,045.4 million, respectively, and a reduction to retained earnings of $41.5 million, net of tax.

The Cheesecake Factory Restaurants	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
Supplemental Information	July 2, 2019	July 3, 2018	July 2, 2019	July 3, 2018
Comparable restaurant sales	1.0%	1.4%	1.2%	1.7%
Restaurants opened during period	1	—	1	—
Restaurants open at period-end	202	198	202	198
Restaurant operating weeks	2,624	2,582	5,237	5,169

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Reconciliations of the Company’s anticipated adjusted diluted net income per share ranges to their corresponding GAAP measures have not been provided as the Company cannot determine the probable significance or timing of certain reconciling items which are outside of the Company’s control and therefore cannot be reasonably predicted.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 2, 2019	July 3, 2018	July 2, 2019	July 3, 2018

Net income (GAAP)	$35,510	$28,353	$62,494	$54,382
After-tax impact from:
- Impairment of assets and lease terminations (1)	—	1,911	—	1,911
- Loss on investment (2)	1,217	769	2,290	835
Adjusted net income (non-GAAP)	$36,727	$31,033	$64,784	$57,128

Diluted net income per share (GAAP)	$0.79	$0.61	$1.39	$1.17
After-tax impact from:
- Impairment of assets and lease terminations	—	0.04	—	0.04
- Loss on investment	0.03	0.02	0.05	0.02
Adjusted diluted net income per share (non-GAAP)	$0.82	$0.67	$1.44	$1.23

(1) The pre-tax amount associated with this item in the thirteen and twenty-six weeks ended July 3, 2018 was $2.6 million, and was recorded in impairment of assets and lease terminations. The tax effect assumes a 26% tax rate based on the federal statutory rate and an estimated blended state tax rate.

(2) The pre-tax amounts associated with these items in the thirteen and twenty-six weeks ended July 2, 2019 were $1.6 million and $3.1 million, respectively. The pre-tax amounts associated with these items in the thirteen and twenty-six weeks ended July 3, 2018 were $1.0 million and $1.1 million, respectively. These amounts were recorded in loss on investment in unconsolidated affiliates. The tax effect assumes a 26% tax rate based on the federal statutory rate and an estimated blended state tax rate.